Exhibit 99.1


                                                           Contact: Lee Brunson
                                                           Publix Super Markets
                                                      (863)688-7407, ext. 55339


                   Publix Super Markets to close PublixDirect


LAKELAND, Fla., Aug. 22, 2003 - Publix Super Markets Inc. has decided to close PublixDirect, the online grocery shopping service it began testing in south Florida two years ago.
       "We regret that our online grocery shopping business did not meet our expectations," said Publix CEO Charlie Jenkins Jr. "Despite many loyal customers and dedicated associates, PublixDirect simply didn't have enough volume to continue this service."
       Publix's human resources department will help the approximately 440 associates at PublixDirect's Pompano Beach fulfillment center and Alpharetta, Ga., headquarters find employment opportunities within Publix as well as through outplacement services. Associates will receive approximately nine weeks of pay. During most of that time, they'll be given paid leave in which to seek other jobs.
       As a result of the decision to close PublixDirect, Publix expects to record a pretax charge of approximately $30 million during the third quarter of 2003. The expected impact of the closing on net earnings is approximately $18 million or $0.10 per share for the three-month period ended Sept. 27, 2003.
       Publix is owned and operated by its 119,500 employees, with 2002 sales of $15.9 billion. Currently Publix has 768 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for six consecutive years. For more information, visit the company's Web site, www.publix.com.

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